Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Enveric Biosciences, Inc. on Form S-3 (File No.’s 333-233260, 333-253196, 333-257690 and 333-266579) and Form S-8 (File No. 333-269330) of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Enveric Biosciences, Inc. as of and for the year ended December 31, 2022, which report is included in this Amendment No.1 to the Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

June 8, 2023